Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Adams Respiratory Therapeutics, Inc. for the registration of 10,025,235 shares of its common stock and to the incorporation by reference therein of our report dated August 18, 2005, with respect to the consolidated financial statements and schedules of Adams Respiratory Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
MetroPark, New Jersey
August 17, 2006